Exhibit 99
PATRICK MCCREERY ELECTED PRESIDENT OF MEREDITH LOCAL MEDIA GROUP

DES MOINES, IA (May 15, 2018) – Meredith Corporation (NYSE: MDP; www.meredith.com), one of America's leading media and marketing companies, announced today that its Board of Directors has elected Patrick McCreery Local Media Group President, effective July 1, 2018. McCreery is currently Local Media Group Executive Vice President and oversees all station operations, as well as the newly acquired MNI Targeted Media Inc.

McCreery will succeed Paul Karpowicz, who will retire at the end of June. Karpowicz has been President of Meredith’s Local Media Group since 2005. Under his leadership, Meredith has significantly increased its television footprint adding stations in Phoenix, St. Louis, Mobile and Springfield, MA. Meredith now has duopolies in five markets. Karpowicz is an inductee into the Broadcasting & Cable Hall of Fame.

“Paul is a broadcasting legend. He has built what I believe is the best-run television station group in the industry,” said Meredith President and CEO Tom Harty. “Paul’s leadership and passion for this industry have stood the test of time.”

In his new role, McCreery, 47, will lead Meredith's portfolio of 17 local television stations that reaches more than 11 percent of U.S. households. He will report to Harty. McCreery has been a part of the Meredith Local Media Group for 16 years.

“I am very proud of what our team has accomplished and I know I am leaving the Meredith Local Media Group in great hands,” Karpowicz said. “Patrick has led our news operations to leading positions in most of our markets, and worked diligently to expand our digital offerings. He has also led the integration of MNI Targeted Media into Meredith. I am confident that Patrick is the right person to move the Local Media Group into the future.”

McCreery served as Vice President of News and Marketing from 2014 until this past January when he was promoted to Executive Vice President. Under McCreery's leadership, Meredith's television stations achieved the No. 1 or No. 2 audience positions in morning or late news in most markets. He increased news hours 15 percent across the group, grew ratings in all day-parts, and improved the group's digital reach, which now includes more than one million unique app users and more than five million Facebook fans.

“I am looking forward to continuing Meredith’s longstanding tradition of service journalism to our communities,” said McCreery. “I am honored to be given the opportunity to guide the Meredith Local Media Group in this transformational time in our business.”

McCreery has worked for Meredith since 2002, starting as a Special Projects Executive Producer at KPHO in Phoenix. He then spent more than 10 years at KPTV-TV/KPDX-TV, Meredith’s Portland-based duopoly. He started as Assistant News Director, eventually working his way up to Vice President & General Manager, a position he held for six years. Earlier in his career, McCreery worked at stations in San Francisco and Toledo.

McCreery earned a Bachelor of Arts in Broadcast Journalism from Ohio State University. He will remain based at Meredith’s duopoly in Phoenix.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; www.meredith.com) has been committed to service journalism for more than 115 years. Today, Meredith uses multiple distribution platforms — including broadcast television, print and digital — to provide consumers with content they desire and to deliver the messages of its advertising partners.

Meredith's Local Media Group includes 17 television stations reaching 11 percent of U.S. households. Meredith's portfolio is concentrated in large, fast-growing markets, with seven stations in the nation's Top 25 and 13 in Top 50 markets. Meredith's stations produce approximately 700 hours of local news and entertainment content each week, and operate leading local digital destinations.